EQUINOX FUNDS TRUST

Form of Schedule A to the Distribution Plan

[____], 2011

Fund/Share Class	Maximum Rule 12b-1 Fee

Equinox Market Neutral Commodity Strategy Fund
A Shares	0.25%

C Shares	1.00%

Equinox Event Driven Legends Fund
A Share	0.25%

C Shares	1.00%

Equinox Equity Long-Short Legends Fund
A Share	0.25%

C Shares	1.00%